Exhibit 10.1

EMPLOYMENT AGREEMENT
(the "Agreement")

between

MongoDB Switzerland GmbH, c/o Curator & Horwath AG, Zweigniederlassung Zug, Industriestrasse 7, 6300 Zug, a company registered under the laws of Switzerland
(hereafter the "Company")

and

Cedric Pech

(hereafter the "Employee")

1.	POSITION/SPHERE OF ACTIVITY

1.1.	The Employee is employed by the Company as Chief Revenue Officer of MongoDB, Inc., the U.S. parent of the Company (“Parent”).

1.2.	The Employee shall report to Chief Executive Officer of Parent.

1.3.	The Employee's main duties and responsibilities shall consist in particular in Management of Parent’s sales organization including Recruiting, Development and Execution.

1.4.	The Company reserves its right to assign to the Employee, from time to time, other duties and responsibilities that are in line with his education and expertise.

2.	DUTIES

2.1.	The Employee shall promote the affairs of the Company diligently and carefully and shall safeguard the interests of the Company.

2.2.
The Employee may be required to provide confirmation of his eligibility to work in Switzerland. This will include a copy of his passport and, if necessary, of his work permit. Employment with the Company is strictly conditional upon the Employee's eligibility to work in Switzerland.

2.3.	The Employee shall devote his full working energy to the benefit of his role as per this Agreement. The exercise of any other professional or business activity for the Employee's own account or for the account of a third party, whether this work is remunerated or not, requires the prior written approval of the Company.

2.4.
The Employee represents and warrants that (i) neither the execution of this Agreement, nor his employment by the Company violates any restriction, contractual or otherwise, to which he is subject, notably related to any previous employment, and (ii) he is not subject to any restriction, contractual or otherwise, that might interfere with the performance of his duties to the Company once he commences employment.

2.5.	The Employee acknowledges that the Company is part of a multinational group of companies with a parent company in the U.S.
The Employee's responsibilities, functions, duties and powers have to be exercised in compliance with Swiss law and any other applicable law, including but not limited to the anti-corruption and anti-bribery provisions in the U.S. Foreign Corrupt Practices Act, the Company's articles of incorporation as well as in accordance with the specific strategies, policies and directives issued by the Company.

2.6.
Without limiting the foregoing (Clause 2.5), the Employee understands that he may not at any time during the employment with the Company, pay, give, provide, or offer, or promise to pay, give, provide or offer, any money or any other thing of value not legitimately due, directly or indirectly, to, or for the benefit of:

(i)    any government or public official, political party, candidate for political office, or public international organization; or
(ii)    any other person, firm, corporation or other entity, with the knowledge that some or all of that money or other thing of value will be paid, given, offered or promised to a government or public official, political party, candidate for political office, or public international organization, for the purpose of obtaining or retaining any business, or to obtain any other unfair advantage, in connection with the Company's business.

2.7.
The Employee is not allowed to bind the Company or any of its affiliated companies towards third parties, as he does not have any power or authority to represent the Company or any of its affiliated companies. More in particular, the Employee does not have any authority to negotiate any contract on behalf of the Company or any of its affiliated companies, nor does the Employee have authority or power to enter into contracts of any kind and nature on behalf of the Company or any of its affiliated companies. Furthermore, the Employee does not have any authority to sign and accept any sales orders on behalf of the Company or any of its affiliated companies. Any contracts shall be negotiated by the Company or its affiliated company, as appropriate. Any contracts and sales orders shall be approved by a duly authorized officer of the Company or its affiliated company, as appropriate. For sake of clarity any customer contracts can only be negotiated, entered into and approved by Parent or the Company’s affiliate MongoDB Limited (Ireland) and any sales orders from customers can only be accepted and approved by Parent or the Company’s affiliate MongoDB Limited (Ireland). Furthermore, during his employment, the Employee must not have any financial interest in, or derive any financial or other benefit from, contracts or transactions with any third party entered into by the Company or any affiliated company or a group company for which he has performed services under this Agreement without prior disclosure of such interest or benefit to the Company and obtaining written approval of the Company.

2.8.
In case of discrepancy between one or several provisions of this Agreement and any regulations, rules or directives issued from time to time by the Company, the provision(s) of this Agreement shall prevail.

3.	DURATION AND TERMINATION OF THIS AGREEMENT

3.1.	This Agreement becomes effective on February 11, 2019 (the "Commencement Date") with recognized seniority since July 3, 2017.

3.2.	This Agreement is concluded for an indefinite period of time, but ends without notice at the end of the month during which the Employee reaches retirement age, as defined by Swiss law.

3.3.	The Agreement may further be immediately terminated for valid reasons pursuant to Article 337 and seq. of the Swiss Code of Obligations.

3.4.	The Company is entitled to place the Employee on garden leave during part or all the notice period.

3.5.
In the event the Employee’s employment is terminated by the Company without “Cause” (as defined below) (and other than as a result of death or disability), or the Employee terminate the Employee’s employment with the Company for “Good Reason” (as defined below) (collectively, an “Involuntary Termination”), and provided that the Employee remain in compliance with the terms of this Agreement, the Company will provide the Employee with the following severance benefits (collectively, the “Severance Benefits”): (a) an amount equal to six (6) months (minus any notice period required by Swiss law) of the Employee’s then-current annual gross salary as per Clause 6.1 below to be paid in equal instalments on the Company’s normal payroll schedule over the six (6) month period immediately following the date of the Involuntary Termination; and (b) an amount equal to six (6) months of the Employee’s then-current premium for mandatory health insurance to be paid in equal instalments on the Company’s normal payroll schedule over the six (6) month period minus any notice period required by Swiss law immediately following the date of the Involuntary Termination.

The receipt of the Severance Benefits or Change in Control Severance Benefits (as defined in Section 7) will be subject to the Employee signing and not revoking a separation agreement and release of claims in a form similar to that attached as Appendix I (as amended to reflect for the reason for the separation and any changes to the law) (the “Separation Agreement”) within the time period set forth therein, which will not exceed 50 days from the date of the Employee’s Involuntary Termination (the “Release Period”). No Severance Benefits or Change in Control Severance Benefits, as applicable, will be paid or provided until the Separation Agreement becomes effective. If the Release Period described in the preceding sentence spans two calendar years, then payment of the Severance Benefits or the Change in Control Severance Benefits, as applicable, will in any event commence in the second calendar year. The Employee will also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

“Cause” shall mean termination based upon (i) the Employee’s willful failure to follow lawful directions communicated to the Employee by the Chief Executive Officer of Parent or otherwise to perform the Employee’s duties to the Company or Parent; (ii) the willful or intentional engaging by the Employee in conduct which is injurious to the Company or its reputation, business or business relationships, monetarily or otherwise; (iii) the Employee’s commission of an act of fraud, misappropriation or embezzlement (with respect to the Company or its affiliates, the Company or its affiliates’ business or otherwise), (iv) the Employee’s conviction of, or a plea of guilty or nolo contendere to, a felony or a crime of moral turpitude (meaning an extreme departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking in the moral sense of community); (v) the Employee’s habitual drunkenness or use of illegal substances; (vi) a material breach by the Employee of the Employee’s obligations under this Agreement that is not cured (to the extent curable) within 15 days of the Company providing written notice of such material breach; (vii) the Employee’s commission of an act of gross neglect or gross misconduct in connection with the performance of the Employee’s duties.
“Good Reason” means the following: (i) a material diminution by the Company in the Employee’s title or the nature or scope of the Employee’s responsibilities, duties or authority with the Company; (ii) a material reduction of the Employee’s annual gross salary; or (iii) failure by the Company to ensure that a successor entity assumes this Agreement; provided, however, that to terminate the Employee’s employment for Good Reason, you must (1) provide written notice to Parent’s General Counsel within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for the Employee’s resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured with such period, the Employee’s resignation from all positions the Employee then hold with the Company is effective not later than 60 days after the expiration of the cure period.

4.	PLACE OF WORK / HOME OFFICE / WORKING HOURS

4.1.
Given his position within the Company, the Employee shall be traveling and performing his activities throughout the assigned countries. Any travel must comply with the Company’s travel policies in effect at the time of travel.

4.2.
Besides the travelling, the Employee's normal place of work is his home in Switzerland. However, the Employee is not authorized to hold out his home office location as a company place of business or list it in any official communication. The Employee does not receive any remuneration from the Company for the home office. The Employee's home is not at the disposal of the Company. When the Employee works from home, he undertakes to carry out his work alone, without the assistance of any family members or other persons not associated with the Company.

4.3.
The parties may mutually agree to base the Employee at other locations whether temporarily or permanently, in or outside Switzerland, as the needs of the business require. The Employee is not required to conduct any day to day activity in Italy.

4.4.	The Employee shall work on a full-time basis. The Employee's working hours shall be determined based on the actual needs of the Company in accordance with the Employee's position and responsibilities. The Employee acknowledges and accepts that he holds a position of trust or a managerial position and that, given his function, he is expected to work the time necessary to best achieve his work, which supposes that he works at least a minimum of forty (40) hours per week. Given his managerial function or position of trust, it is nevertheless normal that the proper execution of his tasks and responsibilities requires the Employee to provide complementary work hours in addition to the minimum working hours mentioned above, or even to work on Saturdays. The Employee acknowledges and accepts that his remuneration, as defined in this employment contract (Clause 6), constitutes adequate compensation for such complementary work. Therefore, no additional proportional remuneration, nor any overtime payment or compensatory leave, will be due for this complementary work.

4.5.
The Employee agrees with a simplified recording of working time in the meaning of Article 73b paragraph 1 of the Employment Ordinance 1 (ArGV 1). The Employee shall keep a record and inform the Company of his daily working hours, in order for the Company and any authority, as the case may be, to ascertain at any time that his working hours comply with Swiss laws.

4.6.
The Employee shall comply with all work and rest period provisions as per the Federal Labor Act, summarized in the Appendix II to the present agreement. Without limiting the foregoing, the Employee understands that he may not undertake any work on Sundays, Swiss public holidays, and between 11:00 PM and 6:00 AM (Central European Time). The Employee shall take breaks according to the following schedule on a daily basis of no less than: 15 minutes in the event his working day exceeds 5 ½ hours, 30 minutes in the event his working day exceeds 7 hours, and 1 hour in the event his working day exceeds 9 hours.

5.	WORKING TOOLS AND MATERIALS

5.1.	The Employer shall provide the Employee with the necessary tools for the performance of its contractual obligations, such as a laptop.

5.2.
The items under Clause 5.1 are lent to the Employee. The Employee is required to preserve the items under Clause 5.1 in good working conditions and to inform the Company without delay if the items are not working properly. In all cases, the Employee is liable to the Company for wrongful damage and loss of equipment.

5.3.	The Employee shall be responsible for taking out and maintaining a valid policy of insurance covering the equipment used to work at home.

5.4.
The Employee also agrees and accepts that he is responsible for ensuring the security of Company confidential information in his home. The Employee is required to take all necessary measures to ensure that no one else can access the items made available by the Company. In all cases, access to the computer will be restricted by a password known only to the Employee.

5.5.	The items under Clause 5.1 are intended for the exclusive performance of the Employee's contractual obligations. Any use of the items under Clause 5.1 for private purposes is strictly prohibited.

5.6.	The Employee is forbidden to make any technical changes to the items under Clause 5.1 without prior written consent of the Employer.

5.7.	The items under Clause 5.1 remains the Company's property. These items must be returned to the Company at the end of the employment relationship or earlier, upon the Company's request.

6.	COMPENSATION, BONUS, EXPENSES, ALLOWANCES

6.1.	The Employee shall receive an annual gross salary of CHF 252,033, payable in thirteen monthly instalments at the end of each month.
The thirteenth salary shall be paid to the Employee together with his December salary. If the Employee starts working for or leaves the Company during the course of the calendar year, his thirteenth salary shall be calculated on a pro rata basis.

6.2.
During his employment as Chief Revenue Officer of Parent, the Employee will be eligible to participate in the Sales Compensation Plan adopted by the company. The Employee’s target sales compensation plan allows the Employee to earn an additional CHF 352,846 gross per annum as bonus, subject to the terms of the plan. The plan will be provided separately.

6.3.
The Company will deduct the legally and statutory required social security contributions from the Employee's salary, unless otherwise agreed between the parties (who would then sign an official form so that the Employee would register with the Social Security Authorities and remit the social security contributions himself) to the extent admissible under Swiss law. The Company will also deduct tax at sources from the Employee's salary, if applicable.

6.4.
The Employee shall be reimbursed by the Company for all items of travel, hotel, and other miscellaneous business expenses reasonably incurred by him on behalf of the Company in the performance of his duties under this Agreement provided always that the incurring of such expenses has been expressly authorized and approved by the Company and upon provision of receipts or other evidence to the Company, in accordance with the Company travel and expense policy. Notwithstanding anything to the contrary contained herein, the Employee shall not be entitled to reimbursement for any personal-related expenses. For sake of clarity, the Employee does not receive any remuneration or expense reimbursement from the Company for his home office.

6.5.	The Company will provide the Employee with a monthly lump sum to cover his own housing and health care coverage premiums in the amount of CHF 3,024 gross per month.

6.6.
The Company may require the Employee to work in New York for a limited period of time during summer of 2019. In that case, the Company will provide the Employee with an additional monthly lump sum allowance of USD15,000 (with the maximum allowance of up to USD45,000 for 2019) during the period of his stay in New York to cover his local accommodation costs reasonably incurred by him on behalf during such business trip to New York in 2019.

7.	EQUITY
Subject to the grant being made by Parent’s Board of Directors, the Employee will be recommended for a restricted stock unit grant in the value of US$1,850,000 of Parent’s Class A Common Stock. The Employee’s restricted stock unit grant will be subject to the vesting schedule and other terms and conditions of Parent’s 2016 Equity Incentive Plan and the related Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement, all of which the Employee will receive under separate cover. The Employee will be required to sign the Restricted Stock Unit Agreement as a condition of receiving the restricted stock units.
If the Employee’s Involuntary Termination occurs either in connection with a Change in Control (as defined in the Company’s 2016 Equity Incentive Plan), or within three (3) months prior to or within twelve (12) months following the closing of a Change in Control, and provided that the Employee remains in compliance with the terms of this Agreement, then the Employee will be entitled to the Severance Benefits provided for above in Section 3.5, and the following additional benefits: (a) an amount equal to six (6) months of the Employee’s then-current annual target bonus as per Clause 6.2 to be paid in equal instalments on the Company’s normal payroll schedule over the six (6) month period immediately following the date of the Involuntary Termination; (b) 100% of all of the Employee’s then-outstanding time-based unvested Parent equity awards will accelerate and will be deemed vested and exercisable (if applicable) as of the Employee’s date of Involuntary Termination; and (c) the Employee’s then-outstanding performance-based unvested Company equity awards will accelerate and will be deemed vested and exercisable (if applicable) based on the greater of the Employee’s target performance rate or actual performance as of the Employee’s date of Involuntary Termination (collectively, the “Change in Control Severance Benefits”).
Employee will be eligible for consideration for future grants of equity awards in connection with the annual executive compensation determination process of the Compensation Committee of the Parent’s Board of Directors.

8.	PENSION PLAN – ACCIDENT INSURANCE

8.1.	The Employee shall participate in the Company's pension fund and be subject to the regulations concerning employee contributions and benefits as applicable from time to time.

8.2.	The Employee shall be insured against professional and non-professional accidents in compliance with the Federal Act on Accident Insurance (UVG).

9.	HOLIDAYS

9.1.
In addition to the public holidays in the place where he is domiciled in Switzerland, the Employee is entitled to twenty five (25) days holiday per calendar year, which shall be taken in agreement with the Company.

9.2.	Vacation must be taken during the corresponding calendar year.

9.3.	In case of garden leave, the Employee is supposed to take all his remaining days of holidays during this period, up to the maximum amount admissible under Swiss law.

10.	UNFITNESS TO WORK

10.1.
If the Employee is incapacitated during the employment for a period exceeding three working days, he will have to provide the Company with a medical certificate signed by a qualified medical practitioner.

10.2.
The Company has a standard insurance policy for loss of salary due to inability to work in case of illness. The contract foresees coverage of up to 80% of the gross salary up to a maximum of 300,000 CHF per year, from the 31st to the 730th day of disability to work in the case of illness. From the initial day of disability up to the initial day of insurance benefits, the Company will pay the full salary in accordance to Article 324a Swiss Code of Obligations (CO) and the Zurich Scale. The payment of the premium is paid 50 % by the Company and 50% by the Employee per a deduction from the monthly salary. The current conditions and details of the standard insurance policy have been communicated to the Employee. The conditions of the insurance may vary at any time. The Company is free from all other obligations as to the Article 324a CO with regards to illness.

11.	CONFIDENTIALITY

11.1.
The Employee shall not during the continuance of his employment or afterwards (unless authorized in writing to do so by the Company) use for his own benefit or that of any other persons or disclose or permit or cause the unauthorized disclosure of any confidential information of the Company or any of its affiliates which he has obtained by virtue of his employment or by virtue of his activities within the Company and Parent. Confidential information includes, but is not limited to, any business matters and procedures related to the Company or any of its affiliates, its or their clients and suppliers and other business contacts of the Company or any of its affiliates.

11.2.	The Employee undertakes to take all necessary measures to ensure that no one else can have access to confidential information.

11.3.
Upon leaving the Company or upon request by the Company or Parent, the Employee will have to return to the Company all correspondence, documents, lists, disks, keys and security, passes and other papers (or other means of storing or recording information), including drafts and copies, and all other material of whatever nature in the possession or under the control of the Employee which relate directly or indirectly to the affairs of the Company or any of its affiliates.

11.4.	The provisions under this section 11 survive the end of the employment relationship.

12.	INTELLECTUAL PROPERTY RIGHTS

12.1.
The Employee acknowledges that inventions, improvements, discoveries, technical ideas and designs made or acquired by him, alone or with others, during the course of his employment with the Company in relation to the products, techniques, processes and formulas, formulations and applications, and all patents, designs, copyright and other artistic, commercial or industrial property rights covering the same, are the absolute property of the Company. The Employee shall promptly disclose to the Company any idea or invention created or developed by him which is actually or potentially relevant to the business of the Company.

12.2.
To the fullest extent permitted by law the Employee waives irrevocably and unconditionally any moral rights in any part of the world that he has or may have in any such inventions. If and to the extent that an assignment or waiver of any of the above-mentioned rights is not permitted under applicable law, the Employees agrees not to assert them and authorize the Company the exercise such rights on his behalf. In particular, the Company shall have the unrestricted right to exercise the author's moral rights in the works, including without limitation the right to alter the works, create derivative works and to determine whether, when, how and under what name the works shall be published.

12.3.
All inventions, patents, trademarks, and corresponding applications and designs which are generated by the Employee, alone or with others, while performing his activity for the Company but outside the performance of his contractual duties, shall also belong to the Company, as long as this does not conflict with the Company's regulations. If the Employee makes any such invention/design, he shall promptly inform the Company thereof in writing. If the Company declares that it wishes to acquire such invention/design, the Employee shall be entitled to an appropriate special compensation, which shall be assessed in accordance with Article 332(4) of the Swiss Code of Obligations ("CO").

12.4.
To the extent that such inventions, patents, trademarks and corresponding applications, designs, tangible and intangible work result do not vest automatically in the Company pursuant to Clauses 12.1 and 12.3 the Employee hereby irrevocably assigns to the Company all right title and interest in all such inventions, patents, trademarks and corresponding applications designs, tangible and intangible work result and will execute all documents which may be necessary to give effect to the provision of Clauses 12.1 and 12.3.

12.5.
Save for the special compensation according to Article 332 (4) CO regarding inventions generated by the Employee alone or with others while performing his employment activity for the Company but outside his contractual duties, the Employee shall not be entitled to any compensation for the rights granted to the Company under the provisions of this Agreement in addition to his contractual salary.

12.6.
This provision shall survive termination of employment insofar as they relate to discoveries, inventions, secret processes, improvements in procedure, trademarks, registered designs, design rights, copyright, database rights and all other intellectual property rights which were created before the termination date.

13.	DATA PROTECTION / PERSONAL DATA

13.1.
The Employee acknowledges and agrees that the Company may process personal data to the extent that such data concern the employee's suitability for his job or are necessary for the performance of the employment contract.

13.2.
The Employee acknowledges and agrees that the Company may transfer his data to an external service provider that would deal with Human Resources tasks, such as salary management. The Employee authorizes the Company to process and transfer his data abroad, to associated companies or third parties in and outside Switzerland, including to the United States of America or to countries within the European Economic Area (EEA), where the Company has affiliates and/or service providers supporting the Company in human resources, legal, accounting or financial matters. The Company shall take appropriate steps to ensure that the information will have an adequate level of data protection.

13.3.
It is the responsibility of the Employee to communicate his personal data (such as private address, telephone number, change in marital status, births, adoption, etc.) and all changes thereto to the Company without delay.

13.4.	The Employee must inform the Company at least six weeks in advance of any change of place of residence.

14.	NON-COMPETITION AND NON-SOLICITATION

14.1.	The Employee acknowledges that he will have access to the customers and/or to business secrets, and that the use of such knowledge could significantly damage the Company.

14.2.	For a period of twelve (12) months after the termination of this Agreement, the Employee undertakes not to engage in any of the following activities anywhere in the world:
(i)    directly or indirectly engaging himself, as owner, partner, director, employee, agent, consultant or in any other capacity, in any business which competes with the Company in order to carry out an activity that is identical or similar to the one he used to perform during his employment for the Company;
(ii)    directly or indirectly approaching or soliciting any of the Company’s customers, or attempting to do so, either for his own account or for the account of any third party, in order to incite them to do business with any entity which competes with the Company;
(iii)    directly or indirectly poaching any employees of the Company, or attempting to do so, either for his own account or for the account of any third party, in order to incite them to join, in any capacity, a business that competes with the Company.

14.3.
In case of breach of the Clause 14.2, the Employee shall pay to the Company a penalty in the amount of CHF 77,548 for each instance of violation. Payment of the penalty shall not discharge the Employee from complying with his undertakings pursuant to this clause.

14.4.
In addition to the payment of the penalty and any further damages the Company may have incurred as a result of the breach, the Company shall have the right to request that the Employee ceases and desists from any prohibited activities and to apply to the courts for injunctive relief.

15.	MISCELLANEOUS

15.1.
This Agreement supersedes any prior agreement, offer or understanding with respect to the subject matter thereof, including the employment agreement between the Employee and the Company dated July 3, 2017.

15.2.	This Agreement may be amended only by a written memorandum executed by each of the parties.

16.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of Switzerland without regard to its conflict of laws or choice of law rules.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates indicated below.

The Company:                    The Employee:

NYC Feb 6th 2019         Rome Feb 6th 2019 .
Place / Date                    Place / Date

/s/ Daniel Heasman             /s/ Cedric Pech .
Daniel Heasman                 Cedric Pech
Chief People Officer

Appendix I:	Form of Separation Agreement

Appendix II:	Übersicht über die wichtigsten Arbeits- und Ruhezeitvorschriften für Arbeitnehmer mit einer wöchentlicher Höchstarbeitszeit von 45h

Appendix I

[Month] __, 20__

Cedric Pech

Re:	Terms of [Resignation or Separation]
This letter confirms the agreement (“Agreement”) between you and MongoDB Switzerland GmbH (the “Company”) concerning the terms of your [resignation or separation], given [by you to the Company or to you by the Company] on [insert date] and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.
1.[Resignation or Separation] Date: _______________ will be your last day of employment with the Company (the “[Resignation or Separation] Date”). [Optional (if you are placed on the garden leave): From [insert date], you are on garden leave, during which you are not required to work for the Company until the end of the employment relationship. The Company, nevertheless, may request your prompt assistance during the garden leave to transition your duties and provide any information related to your activities for the Company. You remain bound by all your other employee's duties until the end of the employment relationship. To the extent permitted by law, you shall take all untaken holiday, if any, before the Separation Date.]
2.Acknowledgment of Payment of Wages: The Company will pay you your contractual salary, including the monthly lump sum to cover your housing and health care coverage premiums as set forth in Section 6.5 of the employment contract, dated [insert date], 20[__], between you and the Company, until the Separation Date [as usual] / [or if you are placed on the garden leave: as if the Employee has not been placed in garden leave]. You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.
3.Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the [Severance Benefits / Change in Control Severance Benefits] (as defined in the employment contract, dated [insert date], 20[__], between you and the Company).
By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation. The Company will pay the [Severance Benefits / Change in Control Severance Benefits] in the amount of CHF [XXX] gross in accordance with Section 3.5 [and Section 7] of your employment contract, if you do not dispute that the contract ended on the Separation Date set in Section 1 above and if you confirm once again in writing your consent to this Agreement after [insert date], but before [insert date].

The payment of the first instalment of the [Severance Benefits / Change in Control Severance Benefits] will be made within 30 days of the receipt of the written confirmation to the bank account used by the Company for salary payments. If, for any reason you dispute that the contract ended on the Separation Date set in Section 1 above, at the latest, and/or if you do not confirm once again in writing your consent to this Agreement in due time, you will not be entitled to the [Severance Benefits / Change in Control Severance Benefits], but this Agreement remains valid. Moreover, you will not be entitled to the [Severance Benefits / Change in Control Severance Benefits] and will pay them back to the Company if you have already received them, if you dispute the validity of part or all of this Agreement, for example the validity of the general release and waiver of claims and covenant not to sue set forth below.
4.Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
5.Proprietary Information: After the end of the employment relationship, you shall remain subject to the duty of confidentiality as per Article 321a para. 4 Swiss Code of Obligations and Section 11 of your employment contract dated [insert date]. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to confidential information and that you have not taken with you any such documents or data or any reproduction thereof.
6.Restricted Stock Unit: Pursuant to your Restricted Stock Unit Grant Notice(s) and Restricted Stock Unit Agreement(s) with MongoDB, Inc., the U.S. parent of the Company (the “Parent”) dated ______ and the Parent's [2016] Equity Incentive Plan (hereafter collectively referred to as the “Restricted Stock Unit Agreements”), you were granted ________ restricted stock units for Parent’s Class A Common Stock. Your rights concerning the restricted stock units will continue to be governed by the Restricted Stock Unit Agreements. If your Involuntary Termination (as defined in your employment contract) occurs either in connection with a Change in Control (as defined in the Company’s 2016 Equity Incentive Plan), or within three (3) months prior to or within twelve (12) months following the closing of a Change in Control, and provided that you remain in compliance with the terms of your employment contract, then (1) 100% of all of your then-outstanding time-based unvested Parent equity awards will accelerate and will be deemed vested and exercisable (if applicable) as of your date of your Involuntary Termination; and (2) your then-outstanding performance-based unvested Parent equity awards will accelerate and will be deemed vested and exercisable (if applicable) based on the greater of your target performance rate or actual performance as of your date of Involuntary Termination.
7.Work certificate: At the end of employment relationship, the Company will provide you with a final work certificate as per the wording attached in Annex 1. An intermediate work certificate will be provided earlier on your request.
8.General Release and Waiver of Claims:
a.    The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment.
b.    You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.
9.Covenant Not to Sue:
a.    To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any Swiss or foreign court, or before any Swiss or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement.
b.    Nothing in this section shall prohibit you from filing a charge or complaint with a court or government agency where, as a matter of law, the parties may not restrict your ability to file such complaints.
c.    Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
10.Nondisparagement: The Parties agree that they will not disparage each other, Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process.
11.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
12.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.
13.Complete and Voluntary Agreement: This Agreement constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
14.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
15.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
16.Review of Separation Agreement: You acknowledge that you had suitable time to think over this Agreement and to consult any counsel of your own choosing before signing this Agreement
17.Effective Date: This Agreement is effective on the day of its signing.
18.Governing Law: This Agreement shall be governed by and construed in accordance with the material laws of Switzerland.
If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Annex 1: Wording of final reference letter

Sincerely,

MongoDB Switzerland GmbH
By:
[Name and title of person signing on behalf of the Company]

READ, UNDERSTOOD AND AGREED

Date:
Cedric Pech

Annex I to Appendix I

[MongoDB Switzerland GmbH Letterhead]

[DATE]

To whom it may concern:

This is to confirm that Mr. Cedric Pech has been employed by MongoDB Switzerland GmbH as Chief Revenue Officer of MongoDB, Inc. since February 11, 2019, with recognized seniority since July 3, 2017.

Mr. Cedric Pech main duties and responsibilities consisted in particular in management of MongoDB, Inc.’s sales organization including Recruiting, Development and Execution.

[The assessment of quality of the work will be supplemented upon exit.]

[The assessment of the behavior will be supplemented upon exit.]

We wish Mr. Cedric Pech all the best in his future endeavors.

Appendix II

German	English
Übersicht über die wichtigsten Arbeits- und Ruhezeitvorschriften für Arbeitnehmer mit einer wöchentlicher Höchstarbeitszeit von 45h

1. Vorbemerkung
In Betrieben mit weniger als 50 Angestellten kann die vereinfachte Arbeitszeiterfassung gemäss Art. 73b der Verordnung 1 zum Arbeitsgesetz (ArGV 1; SR 822.111) auch individuell mit der einzelnen Arbeitnehmerin oder dem einzelnen Arbeitnehmer schriftlich vereinbart werden.
Für die Einführung der vereinfachten Arbeitszeiterfassung wird zunächst verlangt, dass die Arbeitszeiten zu einem namhaften Teil von der Arbeitnehmerin oder dem Arbeitnehmer selber festlegt werden können. Neben einem zwingenden Endjahresgespräch zur Arbeitsbelastung wird weiter vorausgesetzt, dass die individuelle Vereinbarung auf die geltenden Arbeits- und Ruhezeitvorschriften hinweist.
Das vorliegende Informationspapier weist auf die wichtigsten Arbeits- und Ruhezeitvorschriften hin und kann als Anhang der erwähnten Vereinbarung verwendet werden.
Hinweis:   Es handelt sich vorliegend nicht um eine abschliessende Auflistung der Arbeits- und Ruhezeitvorschriften. Massgebend sind die Bestimmungen des Arbeitsgesetzes (ArG; SR 822.11) und seiner Verordnungen. Weitergehende Informationen können der Wegleitung des SECO entnommen werden. Vorbehalten bleiben insbesondere abweichende Regelungen im Zusammenhang mit Nacht- und Sonntagsarbeit.

2. Arbeitszeit
2.1 Begriff der Arbeitszeit
Als Arbeitszeit im Sinne des Arbeitsgesetzes gilt die Zeit, während der sich die Arbeitnehmerin oder der Arbeitnehmer zur Verfügung des Arbeitgebers zu halten hat (Art. 13 Abs. 1 ArGV 1).
Der Weg zu und von der Arbeit gilt nicht als Arbeitszeit. Ist die Arbeit jedoch ausserhalb des Arbeitsortes zu leisten, an dem die Arbeitnehmerin oder der Arbeitnehmer gewöhnlich ihre Arbeit verrichten, und fällt dadurch die Wegzeit länger als üblich aus, so stellt die zeitliche Differenz zur normalen Wegzeit Arbeitszeit dar (Art. 13 Abs. 2 ArGV 1).
Pausen gelten dann als Arbeitszeit, wenn die Arbeitnehmerin oder der Arbeitnehmer den Arbeitsplatz nicht verlassen dürfen (Art. 15 Abs. 2 ArG).
Wird Pikettdienst im Betrieb geleistet, so stellt die gesamte zur Verfügung gestellte Zeit Arbeitszeit dar (Art. 15 Abs. 1 ArGV 1).

2.1 Wöchentliche Höchstarbeitszeit
Pro Woche darf in der Regel maximal während 45 Stunden gearbeitet werden (Art. 9 Abs. 1 lit. a ArG).
Überzeit: Die Arbeitszeit, welche über diese gesetzlich erlaubte wöchentliche Höchstarbeitszeit geleistet wird, ist sogenannte Überzeit. Die Leistung von Überzeitarbeit ist einzig aus den in Ziffer 2.2 erwähnten Gründen zulässig. Überzeitarbeit ist in der Regel mit einem Lohnzuschlag von 25 % zu entschädigen.

Überstunden: Als sogenannte Überstunden werden demgegenüber diejenigen Mehrarbeitsstunden bezeichnet, welche zwar über die vertraglich vereinbarte Normalarbeitszeit geleistet werden, aber die maximale wöchentliche Höchstarbeitszeit nicht überschreiten. Auf eine Entschädigung von Überstunden kann vertraglich verzichtet werden (Art. 321c OR).

2.2 Voraussetzung für die Leistung von Überzeitarbeit
Überzeitarbeit ist nur im Tages- und Abendzeitraum erlaubt und darf einzig aus den nachfolgenden Gründen geleistet werden (Art. 12 Abs. 1 ArG):
wegen Dringlichkeit der Arbeit;
wegen ausserordentlichen Arbeitsandranges;
für Inventaraufnahmen, Rechnungsabschlüsse oder Liquidationsarbeiten;
- zur Beseitigung von Betriebsstörungen.

2.3 Maximale Dauer von Überzeitarbeit

Pro Kalenderjahr darf maximal 170 Stunden Überzeitarbeit geleistet werden (Art. 12 Abs. 2 ArG).

2.4 Entschädigung der Überzeitarbeit
Überzeitarbeit muss grundsätzlich mit einem Zuschlag von 25% entschädigt oder im Einverständnis mit der Arbeitnehmerin oder dem Arbeitnehmer durch Freizeit von gleicher Dauer kompensiert werden (Art. 13 ArG).

2.5 Maximale tägliche Arbeitszeit
Die tägliche Arbeitszeit muss mit Einschluss der Pausen und der Überzeit innerhalb von 14 Stunden liegen. Unter Berücksichtigung der zwingenden Pausen darf die effektive tägliche Arbeitszeit somit maximal 12,5 Stunden betragen (Art. 10 Abs. 3 ArG).
Bei Leistung von Nachtarbeit darf die tägliche Arbeitszeit 9 Stunden nicht überschreiten. Mit Einschluss der Pausen muss sie in der Regel innerhalb eines Zeitraumes von 10 Stunden liegen (Art. 17a ArG). Eine Verlängerung der Nachtarbeitsdauer ist unter Berücksichtigung der Bedingungen gemäss Art. 29 ArGV 1 zulässig.

2.6 Maximale Anzahl Arbeitstage in Folge
Arbeitnehmende dürfen höchstens an 6 aufeinanderfolgenden Arbeitstagen beschäftigt werden. Danach muss zwingend ein Ruhetag bezogen werden (Art. 16 ArGV 1).

3. Ruhezeit

3.1 Tägliche Ruhezeit
Zwischen zwei Arbeitstagen ist eine Ruhezeit von mindestens 11 Stunden einzuhalten. Die tägliche Ruhezeit darf einmal pro Woche auf 8 Stunden verkürzt werden, sofern im Durchschnitt von zwei Wochen eine tägliche Ruhezeit von 11 Stunden eingehalten wird (Art. 15a ArG).

3.2 Pausen
Pausen sind Arbeitsunterbrechungen zur Erholung, Ernährung und Freizeit. Sie müssen um die Mitte der Arbeitszeit gewährt werden. Der Arbeitsplatz darf dabei grundsätzlich verlassen werden (Art. 15 ArG, Ziffer 2.1). Es gelten folgende Mindestpausen:
Arbeitszeit von mehr als 5,5 Stunden: ¼ Stunde
Arbeitszeit von mehr als 7 Stunden: ½ Stunde
Arbeitszeit von mehr als 9 Stunden: 1 Stunde

3.3 Nacht- und Sonntagsarbeit
Nacht- und Sonntagsarbeit sind grundsätzlich verboten (Art. 16 und 18 ArG).
Nachtarbeit: Als Nachtarbeit gilt in der Regel die Arbeit zwischen 23.00 Uhr und 6.00 Uhr. Der Nachtzeitraum kann im Einverständnis mit der Belegschaft um eine Stunde vor- oder nachverschoben werden (Art. 10 Abs. 2 ArG).

Sonntagsarbeit: Als Sonntagsarbeit gilt die Zeit zwischen Samstag 23.00 Uhr und Sonntag 23.00 Uhr.
Ausnahmen vom Verbot sind in der Regel bewilligungspflichtig (Art. 17 und 19 ArG). Die Verordnung 2 zum Arbeitsgesetz (ArGV 2; SR 822.112) nennt Gruppen von Betrieben oder Arbeitnehmern, welche von der Bewilligungspflicht befreit sind (z.B. Kraftwerke, Bäckereien, Campingplätze, etc.).
Bei Leistung von Nacht- und Sonntagsarbeit ist grundsätzlich ein Zeit- oder Lohnzuschlag geschuldet (Art. 17b und 19 ArG).

3.4 Verbot der Abgeltung der Ruhezeit

Die Ruhezeiten gemäss Arbeitsgesetz dürfen weder durch Geldleistungen noch durch andere Vergünstigungen abgegolten werden. Eine Ausnahme besteht einzig bei Beendigung eines Arbeitsverhältnisses (Art. 22 ArG).

Overview of the main working and resting time regulations for Employees with a maximum weekly working time of 45 hours

1. Preface
In companies with fewer than 50 employees, the simplified working hour tracking system can be calculated according to Article 73b of Regulation 1 of the Labor Code (SR 1 822.111) also individually with the specific employee in writing.
For the introduction of the simplified working time tracking, it is first required that the employee to a considerable extent can determine his/her own working hours. In addition to a mandatory end-of-year discussion on workload, it is also required the individual agreement references the applicable working and resting time regulations.

This information paper points out the most important working and resting hours regulations and can be used as an annex to the aforementioned agreement.

Note:   This is not a conclusive list of working and rest time regulations. The provisions of the Labor Code (ArG, SR 822.11) and its regulations govern. Further information can be found in the guidance of the SECO. Changes are reserved as to regulations relating to night and Sunday work.

2. Working time
2.1 Concept of working time
The working time in the sense of the Labor Code is the time during which the employee is at the employer's disposal (Article 13 (1) ArGV 1).

The way to and from work is not considered working time. However, if the work is to be performed outside the place of work where the employee usually carries out his / her work, and for that reason, the travel time is longer than usual, then the time difference to the normal travel time is deemed working time (Article 13 (2) ArGV 1).

Breaks are considered working hours when the employee is required to be at the workplace (Article 15 (2) ArG).

If on-call service is provided on the premises, the total time shall be the working time (Article 15 (1) ArGV 1).

2.1 Weekly maximum working time
As a rule, a maximum of 45 hours can be worked per week (Article 9 (1) (a) of the ArG).

Overwork: The working hours that exceed this legally permitted weekly maximum working time is so-called overwork. Overwork isonly permissible if it is due to reasons set forth in paragraph 2.2. Overwork is usually subject to additional compensation of 25%.

Overtime: On the other hand, working hours are so-called overtime hours if they are carried out over the contractually agreed normal working time but do not exceed the maximum weekly maximum working time. Compensation for overtime may be waived by contract (Art. 321c OR).

2.2 Prerequisite for the performance of overwork
Overwork is permitted only during the day and evening period and may only be permitted based on the following grounds (Article 12 (1) ArG):
because of the urgency of the work;
due toextraordinary workload;
for inventory, clearance or liquidation;
to eliminate operational disturbances.

2.3 Maximum duration of overwork

A maximum of 170 hours of overwork may be carried out per calendar year (Article 12 (2) ArG).

2.4 Compensation for overwork
Overwork must be compensated by a surcharge of 25% or, if agreed with the employee, by time off for the same duration (Article 13 ArG).

2.5 Maximum daily working time
The daily working time must not exceed 14 hours, including the breaks and the overwork. Taking into account the compulsory breaks, the effective daily working time is thus allowed for a maximum of 12.5 hours (Article 10 (3) ArG).

When night work is performed, the daily working time must not exceed 9 hours. Including the breaks such work must normally be within a period of 10 hours (Article 17a ArG). An extension of the night work is permissible pursuant to the conditions of Art. 29 ArGV 1.

2.6 Maximum number of consecutive working days
Employees may be employed for a maximum of 6 consecutive working days. Thereafter, a rest day must be observed (Art. 16 ArGV 1).

3. Rest period

3.1 Daily rest period
A rest period of at least 11 hours must be observed between two working days. The daily rest period may be shortened once per week to 8 hours, provided in an average of two weeks, a daily rest period of 11 hours is observed (Art. 15a ArG).

3.2 Breaks
Breaks are work breaks for recreation, nutrition and leisure. They must be granted around the middle of the working time. The workplace may in principle be left (Article 15 ArG, point 2.1). The following minimum breaks apply:
Working time of more than 5.5 hours: ¼ hour
Working time of more than 7 hours: ½ hour
Working time of more than 9 hours: 1 hour

3.3 Night and Sunday work
Night and Sunday work are generally prohibited (Articles 16 and 18 ArG).
Night work: As a rule, night working hours are those between 11 pm and 6 am. With consent of the workforce, the night work period can be shifted by one hour forward or backward (Article 10 (2) of the ArG).

Sundays: Sunday is the time between Saturday 23.00 and Sunday 23.00 .
Exceptions to these prohibition are usually subject to approval (Articles 17 and 19 ArG). Regulation 2 (Arbeitsgesetz, ArGV 2, SR 822.112) mentions groups of companies or employees who are exempted from this approval requirement (eg power stations, bakeries, campsites, etc.).
In the case of night and Sunday work, a time or salary supplement is payable (Articles 17b and 19 ArG).

3.4 Prohibition of compensation for the rest period
The periods of rest according to the Labor Code may be paid neither in cash nor by other means be compensated. An exception exists only upon the termination of the employment relationship (Article 22 ArG).